SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240-14a-12

THANE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THANE INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Thane International, Inc.:

     NOTICE IS HEREBY GIVEN that our 2002 Annual Meeting of Stockholders will be held at 11:00 a.m., pacific standard time, on Thursday, November 7, 2002, at the offices of Thane International, Inc., 78-140 Calle Tampico, La Quinta, California for the following purposes:

(1)	To elect three directors as Class I directors each to serve for three year terms; and

(2)	To transact such other business as may properly come before the annual meeting including any adjournments thereof.

     All stockholders are cordially invited to attend the annual meeting; however, only stockholders of record at the close of business on October 4, 2002, the record date, are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ KANDY LEE ALLEN

La Quinta, California October 8, 2002	KANDY LEE ALLEN General Counsel and Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PREVIOUSLY GIVEN PROXY AND VOTE THEIR SHARES IN PERSON.

THANE INTERNATIONAL, INC.

78-140 Calle Tampico
La Quinta, California 92253
Telephone: (760) 777-0217

PROXY STATEMENT

General Information

     This proxy statement is furnished to stockholders of Thane International, Inc. in connection with the solicitation by our board of directors of proxies for our 2002 Annual Meeting of Stockholders to be held at 11:00 a.m., pacific standard time, on Thursday, November 7, 2002, at the offices of Thane International, Inc., 78-140 Calle Tampico, La Quinta, California. The approximate date of mailing this proxy statement and the accompanying proxy to our stockholders is October 8, 2002.

     Proxies in the accompanying form, if properly executed, received by us prior to the annual meeting and not revoked prior to the use thereof, will be voted at the annual meeting as instructed thereon. Executed proxies with no instructions indicated thereon will be voted “FOR” each of the three persons nominated by the board of directors as Class I directors, as set forth below under “Election of Directors.”

     Our board of directors knows of no matters that are to be presented for consideration at the annual meeting other than those described in this proxy statement, but if other matters are properly presented, it is the intention of the persons designated as proxies in the enclosed form of proxy to vote with respect to such matters in accordance with their judgment.

     A copy of our Annual Report on Form 10-K, including our audited consolidated financial statements for the fiscal years ended March 31, 2002 and 2001, has been mailed to our stockholders along with this proxy statement.

Q:	What does the board of directors recommend?

A:	Our board of directors recommends that you vote your shares “FOR” each of the three persons nominated by the board of directors as Class I directors.

Q:	What shares owned by me can be voted at the annual meeting?

A:	All shares owned by you as of the close of business on October 4, 2002, the record date, may be voted by you. You may cast one vote per share of common stock that you held on the record date. These shares include shares held directly in your name as the stockholder of record and shares held for you as the beneficial owner through a stockbroker, bank or other nominee. At the close of business on the record date 35,462,781 shares of our common stock were issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you receive a signed proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you wish to vote in person at the meeting, please bring proof of your identification. Even if you plan to attend the annual meeting, we recommend you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially, you may direct your vote without attending the annual meeting. You may vote your directly held shares by granting a proxy or, for shares beneficially held, by submitting voting instructions to your broker or nominee.

Q:	May I revoke my proxy?

A:	You may revoke any proxy you execute at any time prior to its use at the annual meeting by delivering written notice of revocation to our corporate secretary, delivering an executed proxy bearing a later date to our corporate secretary, or attending the annual meeting and voting in person.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the record date is entitled to one vote per share at the annual meeting. You are not entitled to cumulate your votes. In the election of directors, you may vote “FOR” all the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors. A representative of our transfer agent will tabulate the votes cast at the annual meeting.

Q:	What is the voting requirement to approve the proposal?

A:	Consistent with Delaware law and our bylaws, the holders of a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. A plurality of the votes properly cast is required for the election of directors. Therefore, the three directors receiving the most votes will be elected to office.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the person(s) named as proxy holder(s), will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation by the board or directors.

Q:	Who will bear the cost of soliciting proxies for the annual meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual meetings, including director nominations.

Stockholder proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than June 10, 2003. Such proposals will need to comply with the U.S. Securities and Exchange Commission’s regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we do not receive notice of your proposal within this time frame, or if it does not comply with applicable regulations, it will not be included in next year’s proxy statement.

Nomination of director candidates

Our bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual meeting of stockholders, it is necessary that you notify us not fewer than 120 days in advance of the date the previous year’s proxy statement for the annual meeting of stockholders was first released to stockholders. Since this year’s annual meeting materials were released to stockholders on or about October 8, 2002, in order for any such nomination notice to be timely for next year’s annual meeting, we must receive it not later than June 10, 2003. In addition, the notice must meet all requirements contained in our bylaws and include any other information required pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended.

Copy of bylaw provision

You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Election of Directors

     Our board of directors consists of ten (10) members divided into three classes, whose three-year terms of office expire in annual succession. See “Meetings and Committees of the Board of Directors.” At this meeting, three directors will be elected to serve as Class I directors, whose term of office will expire in 2005, and upon their successors’ election and qualification. It is intended that the shares shown on the enclosed form of proxy, if the proxy is returned properly executed, will be voted for the election of the nominees proposed by our board of directors whose names appear below, unless the form of proxy is marked to indicate that such authorization is expressly withheld. Each of the nominees for director has consented to being named as a nominee in this proxy statement and to serve if elected. However, if any nominee becomes unavailable for any reason or if a vacancy occurs before the election, an event which is not now anticipated, at the discretion of the proxies the shares as to which a proxy is granted will be voted for such substitute nominee or nominees as may be nominated by the board of directors, unless a contrary instruction is indicated on the proxy.

     The following table contains information with respect to each nominee for Class I director. Each nominee is currently a director of our company and has been previously elected by the stockholders by written consent. The table describes the periods each director has served as a director of our company and his or her positions and offices, if any, with our company, and his or her principal occupation or employment for the past five years.

     The persons nominated as Class I directors are:

Director
Name, Age and Business Experience	Since

William F. Hay: 55 — Class I Director	1990

Mr. Hay co-founded our company and has served as our Chairman and Chief Executive Officer since our inception in 1990. Mr. Hay also serves as a director and executive committee member of the Electronic Retailing Association. Prior to co-founding our company, Mr. Hay was President and Chief Executive Officer of W.F. Hay and Company, a media and entertainment recruiting company from 1981 through 1990. From 1977 to 1980, he was with the entertainment recruiting company Korn Ferry International. Mr. Hay holds a Bachelor of Science degree in Applied Science and a Master in Business Administration from Queens University. In 1998, Mr. Hay and Denise DuBarry-Hay were named Entrepreneurs of the Year for the Southern California area by Ernst & Young LLP. Mr. Hay is married to Denise DuBarry-Hay.

Denise DuBarry-Hay: 46 — Class I Director	1990

Ms DuBarry-Hay co-founded our company and has served as a director and Chief Creative Officer of our company since its inception in 1990. Ms. DuBarry-Hay is primarily responsible for all of our creative and production activities. She also serves as a director of the Annenberg Medical Center. Prior to co-founding our company, Ms. DuBarry-Hay was a TV producer as well as a TV and film actress. In 1998, Ms. DuBarry-Hay and William F. Hay were named Entrepreneurs of the Year for the Southern California area by Ernst & Young LLP. Ms. DuBarry-Hay is married to William F. Hay.

Dean Belbas: 70 — Class I Director	2002

Mr. Belbas rejoined our company as a director in May 2002, having previously served as a director of our company from 1996 to 1999. Mr. Belbas currently holds a directorship with Etoc, a private resort, golf course and children’s camp. Prior to joining our board of directors, Mr. Belbas held the office of Senior Vice President of Investor Relations for General Mills, Inc. for over twenty years, as well as a directorship with Possis Medical, Inc., where he served as chairman of the Compensation Committee.

Our board of directors unanimously recommends that you vote for the election of each of the director nominees named above.

Continuing Members of the Board of Directors

     The remaining members of our board of directors are:

	Director	Current Term as
Name, Age and Business Experience	Since	Director Expires

Mark E. Taylor: 42 — Class II Director	1992	2003

Mr. Taylor has served as a director and Chief Operating Officer of our company since May 1992 and was named President in December 2001. Mr. Taylor is primarily responsible for overseeing all of our U.S. operations. From 1988 to 1992, Mr. Taylor was the owner of Taylor & Associates, an insurance and investment consulting firm. From 1986 to 1988, Mr. Taylor was a sales manager and computer software consultant at Saar Management/Western Information Systems.

J. Robert Swidler: 56 — Class II Director	2002	2003

Mr. Swidler has served as a director of our company since May 2002. Mr. Swidler has been Managing Partner for Canada for Egon Zehnder International Inc., an international firm specializing in executive search and management appraisal, since 1989. Prior to having his firm acquired by Egon Zehnder, Mr. Swidler owned J. Robert Swidler, Inc., an executive search firm he founded in 1979. From 1970 to 1978, Mr. Swidler was with Touche Ross & Co., (now Deloitte & Touche LLP) where he was named partner in June 1975. Mr. Swidler holds a Master in Business Administration degree from Cornell University and a Bachelor of Commerce degree from McGill University.

Jerry D. Horn: 65 — Class II Director	2002	2003

Mr. Horn joined our company as a director in September 2002. Mr. Horn has served as an Operating Partner of JW Childs Private Equity Fund since 1995. Mr. Horn previously held the positions of President and CEO of General Nutrition Companies, Inc. from 1985 to 1991 and Chairman of the Board from 1985 to 1999. Prior to joining GNC, Mr. Horn served as President and CEO of Thousand Trails, Inc. from 1983 to 1985 and President and CEO of Recreational Equipment, Inc. from 1979 to 1983.

John Bolduc: 38 — Class III Director

Mr. Bolduc has served as a director of our company since June 1999 and as a Managing Director of H.I.G. Capital Management, Inc. since 1993. Prior to joining H.I.G., Mr. Bolduc was with Bain & Company from 1990 to 1993. Mr. Bolduc holds a Master in Business Administration degree from the Darden Graduate School of Business at the University of Virginia and Bachelor of Science degree from Lehigh University.	1999	2004

	Director	Current Term as
Name, Age and Business Experience	Since	Director Expires

Sami W. Mnaymneh: 41 — Class III Director

Mr. Mnaymneh has served as a director of our company since June 1999 and a Managing Partner of H.I.G. Capital Management, Inc. since 1993. Prior to joining H.I.G., Mr. Mnaymneh was a Managing Director of The Blackstone Group from 1990 to 1993 and prior to such time was a Vice President in the Mergers and Acquisitions Group at Morgan Stanley & Co. Mr. Mnaymneh attended Harvard Business School and Harvard Law School, where he was awarded a Master in Business Administration degree and a Juris Doctor degree, respectively, with honors.	1999	2004

Anthony A. Tamer: 44 — Class III Director	2002	2004

Mr. Tamer has served as a director of our company since May 2002 and as a Managing Partner of H.I.G. Capital Management, Inc. since 1993. Prior to joining H.I.G., Mr. Tamer was a partner with Bain & Company and held various operating positions at Hewlett-Packard and Sprint Corporation. Mr. Tamer earned a Masters of Science degree from Stanford University and a Master in Business Administration degree from the Harvard Business School.

Kevin Harrington: 45 — Class III Director	2002	2004

Mr. Harrington has served as a director and as Vice Chairman of our company since May 2002. Mr. Harrington also serves as Chairman and Chief Executive Officer of Reliant Interactive Media Corp., positions he has held since August 1998. Prior to joining Reliant, Mr. Harrington was a co-founder and President and Chief Executive Officer of HSN Direct International, Inc., a joint venture company formed with The Home Shopping Network, Inc., from July 1994 through August 1998. Mr. Harrington is also a founding board member of the Electronic Retailing Association, an industry association. Mr. Harrington is the brother of Timothy Harrington.

Meetings and Committees of the Board of Directors

     On March 31, 2002, our board of directors consisted of six (6) members. In connection with our recent acquisition of Reliant Interactive Media Corp., in May 2002, we increased the size of our board of directors from six (6) to thirteen (13) members and divided the members into three classes, whose three-year terms of office expire in annual succession. In August 2002, our board of directors unanimously determined to reduce its size from thirteen (13) members to twelve (12) members. In connection with this reduction, Ms. Linda Goldstein resigned as director. In September 2002, our board of directors unanimously determined to reduce its size from twelve (12) members to ten (10) members. In connection with this reduction, each of Messrs. Steve Martinez, Timothy Harrington and Mel Arthur resigned as directors. In order to maintain a board consisting of ten (10) members divided into three classes, our board of directors redesignated Mark Taylor as a Class II director, each of Messrs. Kevin Harrington, John Bolduc and Anthony A. Tamer as a Class III director and appointed Mr. Jerry D. Horn as a Class II director to fill the remaining vacancy resulting from the reduction of the size of the board of directors and contemporaneous resignations. During the year ended March 31, 2002, our board of directors held two (2) meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of our board of directors, except Messrs. Kevin Harrington, Dean Belbas, Anthony A. Tamer, J. Robert Swidler and Jerry D. Horn, who were added to our board of directors after the close of fiscal 2002.

     In May 2002, our board of directors established a compensation committee and in August 2002, our board of directors established an audit committee. As the audit committee and the compensation committee were established after the close of fiscal 2002, they held no meetings prior to March 31, 2002. Prior to their establishment, the responsibilities of the audit committee and the compensation committee were discharged by our full board of directors.

Audit Committee

     The audit committee will periodically meet with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also has the responsibility to:

▶	recommend the appointment of independent accountants to audit our financial statements and perform services related to the audit;

▶	review the scope and results of the audit with our independent accountants;

▶	review with management and the independent accountants our annual operating results;

▶	consider the adequacy of the internal accounting control procedures; and

▶	consider the independence of our accountants.

     The audit committee currently consists of Messrs. Dean Belbas, J. Robert Swidler and Jerry D. Horn.

Compensation Committee

     The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plans, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

     The compensation committee currently consists of Messrs. Sami W. Mnaymneh, William F. Hay and Dean Belbas.

Nominating Committee

     Our board of directors does not have a nominating committee. Instead, the full board of directors considers and determines all nomination issues.

Compensation Committee Interlocks and Insider Participation

     We did not have a compensation committee or other board committee performing equivalent functions in fiscal 2002. None of our executive officers serve as a member of the board of directors or compensation committee of any other unaffiliated company that has one or more executive officers serving as a member of our board of directors, nor has such a relationship existed in the past.

Director Compensation

     We intend to grant each of our non-employee board members options to purchase a number of shares of our common stock having a fair market value of $10,000 on an annual basis in consideration for their service on our board of directors. We intend to pay an annual fee of $5,000 to the chairperson of our audit committee and $5,000 to the chairperson of our compensation committee. Additionally, non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors and committees of our board of directors.

Indemnification of Directors and Officers

     We have included in our amended and restated certificate of incorporation a provision indicating that, to the extent permitted by Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except for liability:

▶	for any breach of the director’s duty of loyalty to us or our stockholders;

▶	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▶	pursuant to Section 174 of the Delaware General Corporation Law, which relates to unlawful dividends; or

▶	for any transaction from which the director derived an improper personal benefit.

     Our bylaws provide for the indemnification of our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by that director or executive officer or any proceeding by that director or executive officer against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our board of directors or (c) indemnification is provided by us, in our sole discretion, pursuant to the powers vested under the Delaware General Corporation Law. Our board of directors may allow us to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Executive Officers

Executive Officers

     Executive officers are elected by our board of directors and serve until they resign or are removed by the board of directors. Our executive officers are as follows:

Name	Age	Position(s)

William F. Hay	55	Chairman of the Board and Chief Executive Officer
Denise DuBarry-Hay	46	Chief Creative Officer and President, Xebec Productions
Mark E. Taylor	42	President and Chief Operating Officer
Kevin Harrington	45	Vice-Chairman of the Board and Chief Executive Officer, Reliant Interactive Media Corp.
Kevin J. McKeon	45	Chief Financial Officer
Kandy Lee Allen	50	General Counsel and Secretary
Joshua Chandler	26	Chief Accounting Officer
Amir Tukulj	43	President, Thane Direct, Inc. (International)
Andrew Tobias	42	President, Thane Product Group (Product Sourcing)
Denise Kovac	40	President, Thane Distribution Group (Wholesale)
Timothy Harrington	36	President, Thane Director Response Group and President, Reliant Interactive Media Corp.
Mel Arthur	60	President, AsSeenOnTVPC.com, Inc. and Executive Vice President, Reliant Interactive Media Corp.

     Descriptions of the relevant business experience for each of William F. Hay, Denise DuBarry-Hay, Mark E. Taylor and Kevin Harrington are set forth above under the listing of our board of directors.

     Kevin J. McKeon has served as Chief Financial Officer of our company since December 2001. From August 2001 to December 2001, Mr. McKeon served as a partner in Tatum CFO Partners, a national firm providing corporate financial services. Prior to joining Tatum CFO Partners, Mr. McKeon served as the chief financial officer for several companies, including Interactive Retail Management, Inc. from April 1999 to July 2001, Ipaxs Corporation from February 1998 to March 1999, Ferman Motor Car Company, Inc. from April 1997 to September 1997 and The Home Shopping Network, Inc., a publicly traded company, from November 1995 to March 1997.

     Kandy Lee Allen has served as General Counsel of our company since April 1996. Ms. Allen is primarily responsible for our legal and business affairs. Prior to joining the company, Ms. Allen was associated with the law firm of Best, Best & Krieger in Rancho Mirage, California, where her practice focused on general and transactional counseling for public and private agencies in the areas of business, finance, resources, mergers and acquisitions, municipal land use and corporate and governmental formation and reorganization. Ms. Allen holds a Bachelor of Arts degree in Liberal Arts studies from Sonoma State University and a Juris Doctor degree from Hastings College of Law.

     Joshua Chandler has served as Chief Accounting Officer of our company since February 2002. Prior to joining our company, Mr. Chandler served as a senior auditor at Ernst & Young LLP from August 1998 through January 2002.

     Amir Tukulj has served as President and Chief Operating Officer of our subsidiary Thane Direct, Inc. since November 1997. Mr. Tukulj is primarily responsible for all of our international sales, including management of our relationships with our international distributors and strategic partners. Prior to joining our company, Mr. Tukulj served as the director of international sales for Interwood Marketing Group, a Canadian marketing company, from 1993 through October 1997.

     Andrew J.P. Tobias has served as President of the Thane Product Group since October 1999. Mr. Tobias is primarily responsible for product development and overseeing our relationships with our manufacturers. Prior to joining our company, Mr. Tobias served as a director of Glomail (PTY), Ltd., a South African marketing company, from 1995 through September 1999.

     Denise R. Kovac has served as President of the Thane Distribution Group since September 1998. She also serves as a director for Fox Marketing Associates, Inc. and a director and Chief Executive Officer of Clinical Results, Inc., each wholly-owned subsidiaries of our company. Prior to joining our company, Ms. Kovac served as the Vice President of marketing for Kathy Smith Lifestyles from January through November 1996, and the Vice President of Project Development for New Vision Marketing from November 1996 through August 1998.

     Timothy Harrington serves as President of the Thane Direct Response Group. Mr. Harrington also serves as President of Reliant, a position he has held since August 1998. Prior to joining Reliant, Mr. Harrington was a co-founder and Executive Vice President of HSN Direct International, Inc., a joint venture company formed with The Home Shopping Network, Inc., from July 1994 through August 1998. Mr. Harrington served as a director of our company from May 2002 to September 2002. Mr. Harrington is the brother of Kevin Harrington.

     Mel Arthur has served as President of AsSeenOnTVPC.com, Inc. and Executive Vice President of Reliant since January 1999. Prior to joining Reliant, Mr. Arthur served as a consultant to Garden State Nutritionals and as an independent television host, from July 1996 through December 1998. Mr. Arthur also served as a television host on The Home Shopping Network, Inc. from October 1988 through June 1996. Mr. Arthur served a director of our company from May 2002 to September 2002.

Executive Compensation

     The following table sets forth summary information concerning the compensation we paid during fiscal 2002, 2001 and 2000 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2002 and whose compensation exceeded $100,000 for fiscal 2002. We refer to these individuals as our named executive officers.

					Long-term
		Annual Compensation			compensation awards

	Fiscal			Other annual	Securities Underlying
Name and Principal Position	Year	Salary	Bonus	compensation	options/SARS

William F. Hay(1)	2002	$520,527	$450,000	$37,051	—
Chief Executive Officer	2001	$405,000	$378,755	$37,615	—
	2000	$300,000	—	$36,751	—
Denise DuBarry-Hay (2)	2002	$417,454	$400,000	$36,050	—
Chief Creative Officer	2001	$354,998	$378,755	$20,785	—
	2000	$300,000	—	$20,824	—
Mark E. Taylor (3)	2002	$203,117	$171,623	$15,320	—
President and Chief	2001	$151,670	$258,000	$16,230	320,000
Operating Officer	2000	$108,756	$21,500	$13,019	320,000
Denise Kovac (4)	2002	$177,500	$180,000	$13,959	—
President, Thane	2001	$122,502	$215,000	$10,200	80,000
Distribution Group	2000	$100,008	$20,000	—	240,000
Amir Tukulj(5)	2002	$176,500	$403,000	$12,365	—
President, Thane Direct	2001	$110,502	$105,000	$7,200	—
	2000	$100,008	—	$7,870	—

(1)	For Mr. Hay, other annual compensation consists of automobile lease payments in the amount of $21,228, $22,977 and $22,113 in fiscal 2002, 2001 and 2000, respectively, country club dues in the amount of $15,555 for fiscal 2002 and $14,370 for each of fiscal 2001 and 2000 and medical insurance premiums in the amount of $238 in fiscal 2002. Does not include payments made by us to Mr. Hay or certain of our affiliates with respect to certain aircraft and property leases. See “Related party transactions.”

(2)	For Ms. DuBarry-Hay, other annual compensation consists of automobile lease payments in the amount of $29,604, $15,589 and $15,628 in fiscal 2002, 2001 and 2000, respectively, and S.A.G. medical insurance premiums in the amount of $6,446 in fiscal 2002 and $5,196 in each of fiscal 2001 and 2000. Does not include payments made by us to Ms. DuBarry-Hay or certain of our affiliates with respect to certain aircraft and property leases. See “Related party transactions.”

(3)	For Mr. Taylor, other annual compensation consists of automobile lease payments in the amount of $9,456, $10,039 and $7,679 in fiscal 2002, 2001 and 2000, respectively, country club dues in the amount of $2,120 in fiscal 2002, $2,670 in fiscal 2001 and $5,340 in fiscal 2000 and medical insurance premiums in the amount of $3,744 in fiscal 2002 and $3,521 in fiscal 2001.

(4)	For Ms. Kovac, other annual compensation consists of automobile lease payments in the amount of $12,730 in fiscal 2002 and $10,200 in fiscal 2001 and medical insurance premiums in the amount of $1,229 in fiscal 2002.

(5)	For Mr. Tukulj, other annual compensation consists of automobile lease payments in the amount of $10,346, $7,200 and $7,870 in fiscal 2002, 2001, and 2000, respectively and medical insurance premiums in the amount of $2,019 in fiscal year 2002.

Option Grants in Fiscal Year ended March 31, 2002

     There were no options granted to any of our named executive officers in fiscal 2002.

Aggregate Option Exercises in Fiscal Year ended March 31, 2002 and Fiscal Year End Option Values

     The following table sets forth the number and value of unexercised options held by our named executive officers as of March 31, 2002. There was no public trading market for our common stock as of March 31, 2002. Accordingly, the value of unexercised options has been calculated by subtracting the exercise price from the fair market value of our common stock, multiplied by the number of shares underlying the option. No public trading market existed for our common stock until May 24, 2002, at which time our common stock had an opening price of $7.00 per share. Therefore, the table below uses a fair market value of $7.00 per share. None of our named executive officers exercised options in fiscal 2002.

			Number of securities		Unexercised in the
			underlying unexercised		money options
	Shares		options at fiscal year end		at year end
	acquired on	Value
Name	exercise (#)	realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark E. Taylor	—	—	256,000	384,000	$1,669,691	$2,424,293
Denise Kovac	—	—	152,000	168,000	$1,003,518	$1,071,970

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     William F. Hay Employment Agreement. We have entered into a three-year employment agreement with William F. Hay, dated as of December 31, 2001, pursuant to which he receives a minimum annual salary of $525,000 for his services as our Chief Executive Officer. He also participates in our standard senior executive officer long-term disability, thrift and pension plans, and is reimbursed by us for health insurance coverage provided by the screen actors guild. We also provide him, together with Denise DuBarry-Hay, three country club memberships and two automobile leases. He is also entitled to receive incentive compensation payments and stock options as determined by our board of directors. If he were discharged without cause, he would be entitled to receive his salary through the earlier of the twelve-month anniversary date of termination or December 31, 2004, any incentive compensation payments earned prior to his termination and the non-competition provisions included in his employment agreement would terminate.

     Denise DuBarry-Hay Employment Agreement. We have entered into a three-year employment agreement with Denise DuBarry-Hay, dated as of December 31, 2001, pursuant to which she receives a minimum annual salary of $425,000 for her services as our Chief Creative Officer. She also participates in our standard senior executive officer long-term disability, thrift and pension plans, and is reimbursed by us for health insurance coverage provided by the screen actors guild. We also provide her, together with William F. Hay, three country club memberships and two automobile leases. She is also entitled to receive incentive compensation payments and stock options as determined by the board of directors. If she were discharged without cause, she would be entitled to receive her salary through the earlier of the twelve-month anniversary date of termination or December 31, 2004, any incentive compensation payments earned prior to her termination and the non-competition provisions included in her employment agreement would terminate.

     Mark E. Taylor Employment Agreement. We have entered into an employment agreement with Mark E. Taylor, dated as of December 10, 2001, pursuant to which he receives a minimum annual salary of $327,500 for his services as our President and Chief Operating Officer. Mr. Taylor is entitled to bonus compensation for fiscal 2002 based on calculations as previously approved by our board of directors, and for each fiscal year beginning fiscal 2003 equal to one percent of our earnings before interest, taxes, depreciation and amortization over $23.7 million for the prior year, excluding Thane Direct and its subsidiaries, payable 50% in cash and 50% in restricted stock. He also participates in our standard senior executive officer benefit plans, including, but not limited to, group life insurance, group medical, long-term disability and other plans adopted by us. We also provide him with one country club membership and one automobile lease. Mr. Taylor is also entitled to receive incentive compensation payments and stock options as determined by our board of directors. The initial term of his employment runs through April 10, 2005. If Mr. Taylor were discharged without cause, he would be entitled to receive his salary through the earlier of the twelve month anniversary date of termination or April 10, 2005, any incentive compensation payments earned prior to his termination and the non-competition provisions included in his employment agreement would terminate.

     Denise Kovac Employment Agreement. We have entered into an employment agreement with Denise Kovac, dated as of December 10, 2001, pursuant to which she receives a minimum annual salary of $300,000 for her services as the President of TDG, Inc., our wholly owned subsidiary. Ms. Kovac is entitled to bonus compensation for fiscal 2002 based on the pre-tax income of our US wholesale division, and for each fiscal year beginning fiscal 2003 based on the pre-tax income of TDG, Inc. and Fox Marketing Associates, Inc., payable 50% in cash and 50% in restricted stock. Ms. Kovac also participates in our standard senior executive officer benefit plans, including, but not limited to, group life insurance, group medical, long-term disability and other plans adopted by us. We also provide her with an automobile lease and incentive compensation payments and stock options as determined by our board of directors. The initial term of her employment runs through April 10, 2005. If Ms. Kovac were discharged without cause, she would be entitled to receive her salary through the earlier of the twelve-month anniversary date of termination or April 10, 2005, any incentive compensation payments earned prior to her termination and the non-competition provisions included in his employment agreement terminate as of the date of termination upon a termination without cause.

     Amir Tukulj Employment Agreement. Amir Tukulj has an employment agreement with Thane Direct Canada, Inc., our wholly owned subsidiary, amended as of January 1, 1999, pursuant to which he receives a minimum annual salary of $300,000 effective January 1, 2002 for his services as President of Thane Direct, Inc. and its subsidiaries. Mr. Tukulj is entitled to bonus compensations for fiscal 2002 based on a declining percentage of pre-tax income of the international division payable 50% in cash and 50% in restricted stock. He also participates in our standard senior executive officer benefit plans, including, but not limited to, group life insurance, group medical, long-term disability and other plans adopted by our company. The initial term of Mr. Tukulj’s employment runs through December 10, 2004. If Mr. Tukulj were discharged without cause, he would be entitled to receive his base salary for a period of six months.

Equity Compensation Plans

     1999 Stock Option Plan. Our 1999 Stock Option Plan was adopted by our board of directors effective as of June 10, 1999. The 1999 plan is intended to further our success by increasing the ownership interest of certain of our executives and employees and to enhance our ability to attract and retain executives and employees. The 1999 plan authorizes the issuance of up to 2,880,000 shares of our common stock. As of the record date, options to purchase 60,000 shares of common stock have been forfeited and are available for issue under the 1999 plan. The 1999 plan terminates in June 2009; however, any options outstanding when the 1999 plan terminates will remain outstanding in accordance with their terms.

     Our compensation committee administers the 1999 plan, although our board of directors may, subject to any legal limitations, exercise any powers or duties of the compensation committee concerning the 1999 plan. Option holders may not transfer their options unless they die or, in the case of non-qualified options, the compensation committee determines otherwise.

     2002 Stock Option Plan. Our board of directors and stockholders approved the 2002 plan effective as of January 1, 2002. The purposes of the 2002 plan are to (i) further our growth, development and success by enabling our executives, non-executive employees, directors and consultants to acquire continuing equity interests in our company, increasing their personal interests and motivating them to exert their best efforts on our behalf and (ii) enhance our ability to attract and retain executives, non-executive employees, directors and consultants.

     The 2002 plan provides for the granting of incentive stock options under the Internal Revenue Code of 1986, as amended, and options that do not qualify as incentive stock options. The 2002 plan provides for the grants of these options to officers, directors, full and part-time employees and consultants. We reserved 1,500,000 shares of our common stock for issuance under the 2002 plan. As of the record date, there were no options outstanding under this plan.

     Our compensation committee administers the 2002 plan, although our board of directors may, subject to any legal limitations, exercise any powers or duties of the compensation committee concerning the 2002 plan. Pursuant to the terms of the 2002 plan, our compensation committee has the authority to determine:

▶	the meaning and application of the terms of the plan and all stock option agreements,

▶	the persons to whom option grants are made,

▶	the nature and amount of option grants,

▶	the exercisability of option grants and any restrictions, vesting or exercise schedules and other provisions relating to option grants,

▶	the price to be paid upon exercise of each option,

▶	the period in which options may be exercised, and

▶	other terms and conditions of option grants.

     In order to meet one of the requirements of Section 162(m) of the Internal Revenue Code, the 2002 plan limits to 300,000 the number of shares of our common stock that may be subject of grants to any single individual in any one calendar year. The shares of stock that may be issued under the 2002 plan may be either authorized and unissued shares or previously issued shares held as treasury stock.

     The exercise price per share for incentive stock options cannot be less than the fair market value of our common stock on the date of the grant. If a recipient owns more than ten percent (10%) of our common stock, incentive stock options granted to that recipient must have an exercise price of not less than one hundred ten percent (110%) of the fair market value of our common stock on the grant date. The compensation committee has the authority to determine the exercise price of non-incentive stock options. Determinations of fair market value of a share of our common stock are made in accordance with the 2002 plan.

     Our compensation committee has the authority to determine the term of each option granted under the 2002 plan. However, the term of stock options may not exceed ten (10) years from the date of grant. In the case of an incentive stock option granted to an owner of more than ten percent (10%) of our common stock, the term may not exceed five (5) years from the date of grant. Generally the recipient of an option may exercise it only while employed by us, except our compensation committee may provide in any stock option agreement that the recipient may exercise vested options after termination of employment. An option holder may pay the exercise price of an option by any legal manner we permit, which may include use of shares of our common stock already owned by the option holder or by a broker-assisted cashless exercise procedure. The 2002 plan provides that options shall not be transferable except by will or the laws of descent and distribution, although the compensation committee may provide otherwise in any stock option agreement.

     If a stock split, stock dividend, consolidation, recapitalization, reorganization or similar event occurs, we will make proportional adjustments to the number of shares of common stock reserved for issuance under the 2002 plan and issuable under outstanding options and adjustments to the exercise prices of outstanding options. The 2002 plan also provides for the acceleration of vesting and exercisability of options if we are subject to a change of control as defined in the plan, although the compensation committee may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction, or cash out such outstanding options, in any such case, generally based on the consideration received by our stockholders in the transaction.

     The 2002 plan will terminate in March 2012, and we may not grant awards under it after termination, however, any options outstanding when the 2002 plan terminates will remain outstanding in accordance with their terms. Our board of directors may amend, alter, suspend or terminate the 2002 plan at any time, provided we must obtain stockholder approval for any change that would increase the number of shares reserved for issuance or would change the class of persons eligible to receive grants of options. In addition, the board may not amend the plan to (i) fix the exercise price per share for incentive stock options at less than one hundred percent (100%) of the fair market value of a share of common stock on the date of grant or (ii) extend the duration of the 2002 plan or extend the maximum period of ten (10) years during which holders may exercise options.

     Our compensation committee may amend the terms of any option granted, including any stock option agreement, retroactively or prospectively, but no such amendment shall impair the previously accrued rights of any existing recipient without their consent.

     As a condition to the exercise of an option, we may require the recipient to pay to us all applicable federal, state and local taxes that we must withhold. At the discretion of the compensation committee and upon request of a recipient, the withholding tax requirements may be satisfied by the withholding of shares of common stock otherwise issuable to the recipient.

Securities Authorized for Issuance under Equity Compensation Plans

     The following table sets forth certain information regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance as of the end of fiscal 2002.

	Number of Securities to	Weighted Average	Number of Securities
	be Issued upon Exercise	Exercise Price of	Available for
Plan Category	of Outstanding Options	Outstanding Options	Future Issuance

Equity Compensation Plans Approved by Stockholders	2,880,000 (1)	$3.225694	1,500,000 (2)
Equity Compensation Plans Not Approved by Stockholders	24,243 (3)	$6.187353	0

TOTAL	2,904,243	$3.250417	1,500,000

(1)	Consists of 2,880,000 shares of our common stock issuable upon the exercise of options granted pursuant to our 1999 Stock Option Plan, which is described below.

(2)	Includes 1,500,000 shares of common stock issuable upon the exercise of options granted pursuant to our 2002 Stock Option Plan, which is described below.

(3)	Consists of 24,243 shares of our common stock issuable upon the exercise of options granted to an employee of Krane Holdings, Inc. pursuant to an individual compensation arrangement, which we assumed in connection with our acquisition of Krane Holdings, Inc.

Board of Directors Report on Executive Compensation

     The following report of our board of directors describes the compensation policies and rationale with respect to our executive officers during fiscal 2002. The information contained in the report shall not be deemed “soliciting material” or “filed” with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, except to the extent that we specifically incorporate such information by reference.

     During the year ended March 31, 2002, the responsibilities of our compensation committee were discharged by our full board of directors. As part of its mandate, the board of directors was responsible for: (1) determining the most effective overall executive compensation strategy based upon our needs and consistent with stockholder interests; (2) administering our executive compensation program and policies; (3) monitoring our performance and its relationship to executive compensation; and (4) reviewing and making appropriate changes to executive compensation as warranted. With the establishment of a compensation committee in May 2002, our board of directors delegated the responsibility for evaluating the performance and establishing the compensation of our executive officers to the new committee.

Philosophy. Our executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of our executive officers with the achievement of our company’s annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement and assist us in attracting and retaining qualified management. To meet these objectives, we attempt to set the compensation of our executive officers at levels we believe are competitive with other companies of the same size in our industry, in light of our company’s then current and anticipated performance. Our company endorses the position that equity interests in our company held by management are beneficial in aligning executive officers’ and stockholders’ interests in the enhancement of stockholder value.

Components of Executive Compensation. Compensation of our executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and a bonus. Long-term incentives are provided through the grant of stock options under our 1999 and 2002 stock option plans.

Base Salaries and Bonuses. Our company attempts to set base salaries and bonuses of our executive officers at levels we believe are competitive with other companies of the same size in our industry. Information about appropriate salary and bonus levels has been determined by reviewing the public disclosure of our competitors and through our recruiting activities.

Stock Options. Our company grants stocks options to our executive officers pursuant to our 1999 and 2002 stock option plans. In the absence of a compensation committee, our board of directors has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of an option grant is generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers’ long-range interest with those of our stockholders is met by providing the executive officers with the opportunity to build a meaningful stake in our company.

Other Benefits. We also have various broad-based employee benefit plans. Executive officers participate in these plans on substantially the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan which allows employees to invest in an array of funds on a pre-tax basis and which provides for employer matching contributions of up to three percent of eligible compensation. We also maintain insurance and other benefits for our employees.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount we can deduct for compensation paid to any of our most highly paid officers in any year. We generally do not expect any of our employee’s salary and bonus levels to exceed that limit. However, depending on individual and corporate performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. Our current policy is generally to grant stock options meet those requirements so that we may duly deduct option compensation recognized by an optionee.

SUBMITTED BY THE BOARD OF DIRECTORS:

William F. Hay Denise DuBarry-Hay Mark E. Taylor Dean Belbas John Bolduc Anthony A. Tamer	J. Robert Swidler Sami W. Mnaymneh Kevin Harrington Jerry D. Horn

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding beneficial ownership of our outstanding shares of common stock as of the record date according to information supplied to us by each of the following persons:

▶	each person we know to own beneficially more than 5% of our common stock;

▶	each of our directors;

▶	each of our named executive officers; and

▶	all of our current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person which are exercisable as of the record date or within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, we believe each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name, except to the extent shared by a spouse under applicable law. As of the record date, there were 35,462,781 shares of common stock outstanding.

	Shares Beneficially Owned

Name and Address(1)	Number	Percentage (2)

H.I.G. Direct Marketing Holdings, Inc. (3) (4)	19,484,256	52.73%
KPI, Inc. (3)(4)	1,330,953	3.60%
William F. Hay (5)	8,556,504	23.16%
Denise DuBarry-Hay (6)	8,556,504	23.16%
Kevin Harrington	1,107,138	3.00%
Mark E. Taylor (7)	581,760	1.57%
Denise Kovac (8)	329,760	*
Amir Tukulj	640,000	1.73%
Jerry D. Horn	19,000	*
J. Robert Swidler	13,200	*
Dean Belbas	9,149	*
Sami W. Mnaymneh (9)	20,815,909	56.33%
John Bolduc (9)	20,815,909	56.33%
Anthony A. Tamer (9)	20,815,909	56.33%
Directors and executive officers as a group (17) persons (10)	12,655,649	34.25%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is c/o Thane International, Inc., 78-140 Calle Tampico, La Quinta, California 92253.

(2)	Calculated based on 36,950,781 shares of common stock outstanding, which includes (i) 35,462,781 shares of common stock outstanding as of the record date and (ii) 1,488,000 shares subject to options exercisable within 60 days of the record date.

(3)	The address of H.I.G. Direct Marketing Holdings, Inc. and KPI, Inc. is c/o H.I.G. Capital, LLC, 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131. Mr. Anthony A. Tamer currently serves as the president and as a director of H.I.G. Direct Marketing Holdings and KPI. Mr. Sami W. Mnaymneh currently serves as the secretary and as a director of H.I.G. Direct Marketing Holdings and KPI. Messrs. Tamer and Mnaymneh constitute all of the officers and directors of H.I.G. Direct Marketing Holdings and KPI.

(4)	H.I.G. Investment Group II, L.P. is the controlling stockholder of each of H.I.G. Direct Marketing and KPI. H.I.G. Capital Partners II, L.P. is a stockholder of each of H.I.G. Direct Marketing and KPI. H.I.G. Partners II, L.P. is the general partner of H.I.G. Investment Group. H.I.G. Advisors, L.L.C. is the general partner of H.I.G. Capital Partners. H.I.G. GP-II, Inc. is the general partner of H.I.G. Partners and the manager of H.I.G. Advisors. H.I.G. Investment Group, H.I.G. Capital Partners, H.I.G. Partners, H.I.G. Advisors and H.I.G. GP-II may, by virtue of their respective relationships with H.I.G. Direct Marketing and KPI, be deemed to beneficially own the securities held by H.I.G. Direct Marketing and KPI, and to share voting and investment power with respect to such securities. H.I.G. Investment Group, H.I.G. Capital Partners, H.I.G. Partners, H.I.G. Advisors and H.I.G. GP-II each disclaim beneficial ownership of the securities, except to the extent of their respective investment interests in H.I.G. Direct Marketing and KPI. The address of each of H.I.G. Investment Group, H.I.G. Capital Partners, H.I.G. Partners, H.I.G. Advisors and H.I.G. GP-II is c/o H.I.G. Capital, LLC, 1001 South Bayshore Drive, 27th Floor, Miami, Florida 33131.

(5)	Represents (i) 4,278,252 shares directly owned by Mr. Hay and (ii) 4,278,252 shares directly owned by Denise DuBarry-Hay, Mr. Hay’s spouse. Mr. Hay may, by virtue of his relationship with Ms. DuBarry-Hay, be deemed to beneficially own the securities held by Ms. DuBarry-Hay and to share voting and investment power with respect to such securities. Mr. Hay disclaims beneficial ownership of the securities directly owned by Ms. DuBarry-Hay.

(6)	Represents (i) 4,278,252 shares directly owned by Ms. DuBarry-Hay and (ii) 4,278,252 shares directly owned by William F. Hay, Ms. DuBarry-Hay’s spouse. Ms. DuBarry-Hay may, by virtue of her relationship with Mr. Hay, be deemed to beneficially own the securities held by Mr. Hay and to share voting and investment power with respect to such securities. Ms. DuBarry-Hay disclaims beneficial ownership of the securities directly owned by Mr. Hay.

(7)	Includes (i) 85,760 shares directly owned by Mr. Taylor and (ii) 496,000 shares subject to options exercisable by Mr. Taylor within 60 days of the record date. Does not include 144,000 shares subject to options not exercisable by Mr. Taylor within 60 days of the record date.

(8)	Includes (i) 45,760 shares directly owned by Ms. Kovac and (ii) 284,000 shares subject to options exercisable by Ms. Kovac within 60 days of the record date. Does not include 60,000 shares subject to options not exercisable by Ms. Kovac within 60 days of the record date.

(9)	Represents (i) 19,484,256 shares directly owned by H.I.G. Direct Marketing Holdings, Inc., (ii) 1,330,953 shares directly owned by KPI, Inc. and (iii) 700 shares directly owned by Desert Value Holdings, Inc. Messrs. Mnaymneh, Bolduc and Tamer are stockholders of each of H.I.G. Direct Marketing, KPI and Desert Value Holdings. In addition, Messrs. Mnaymneh and Tamer constitute all of the officers and directors of H.I.G. GP-II, the ultimate parent entity of H.I.G. Direct Marketing, KPI and Desert Value Holdings. Messrs. Mnaymneh, Bolduc and Tamer may, by virtue of their respective relationships with H.I.G. Direct Marketing, KPI and Desert Value Holdings, be deemed to beneficially own the securities held by H.I.G. Direct Marketing, KPI and Desert Value Holdings, and to share voting and investment power with respect to such securities. Messrs. Mnaymneh, Bolduc and Tamer each disclaim beneficial ownership of the securities, except to the extent of his respective investment interests in H.I.G. Direct Marketing, KPI and Desert Value Holdings. The address of Messrs. Mnaymneh, Bolduc and Tamer is c/o H.I.G. Capital, LLC, 1001 South Bayshore Drive, 27th Floor, Miami, Florida 33131.

(10)	Includes 12,655,649 shares beneficially held by William F. Hay, Denise DuBarry-Hay, Mark E. Taylor, Kandy Lee Allen, Amir Tukulj, Andrew Tobias, Denise Kovac, Kevin Harrington, Timothy Harrington, Mel Arthur, Dean Belbas, Kevin J. McKeon, J. Robert Swidler and Jerry D. Horn. Does not include 20,815,909 shares deemed to be beneficially held by Sami Mnaymneh, John Bolduc and Anthony Tamer.

Related Party Transactions

General

     We have from time to time entered into transactions with certain of our officers, directors and principal stockholders and entities in which such parties have an interest. We believe each such transaction has been on terms no less favorable to us than could be obtained in a transaction with an independent third party.

TV Shop USA, Inc.

     In April 2001, TV Shop USA, Inc., a Delaware corporation, purchased inventory from our manufacturers and subsequently resold it to us for approximately $2.4 million once the shipments arrived in the U.S. The inventory was resold to us at cost plus a 2% markup necessary to cover the cost of interest expense. H.I.G. Direct Marketing Holdings, Inc., William F. Hay and Denise DuBarry-Hay are the principal stockholders of TV Shop USA.

Paribas Warrant Repurchase

     On February 12, 2002, we entered into a Stock and Warrant Purchase and Redemption Agreement with Paribas North America, Inc., Paribas Capital Funding LLC and H.I.G. Direct Marketing Holdings, Inc. Pursuant to this agreement, on March 13, 2002 we purchased from the Paribas entities warrants to purchase an aggregate of 3,964,448 shares of our common stock. As consideration for such purchase, we paid $4.0 million in cash to the Paribas entities and issued them new warrants to purchase an aggregate of 792,896 shares of our common stock. In conjunction with the Paribas warrant purchase, we redeemed 3,171,552 shares of our common stock held by H.I.G. Direct Marketing Holdings for a redemption price of $.0001 per share. Such redemption was in full satisfaction of H.I.G. Direct Marketing Holdings’ obligations under the Redemption Agreement it entered into with us on June 10, 1999. Pursuant to the Redemption Agreement, 3,964,448 shares of our common stock held by H.I.G. Direct Marketing Holdings were subject to redemption by us upon the exercise of any of the warrants held by the Paribas entities.

Krane Acquisition

     On March 15, 2002, we acquired Krane in exchange for 2,634,768 shares of our common stock. KPI, Inc., an affiliate of H.I.G. Direct Marketing Holdings, owned approximately 50.4% of the outstanding Krane common stock. The terms of the Agreement and Plan of Merger, including the merger consideration, were negotiated between us and the minority stockholders of Krane. We believe the terms of the Agreement and Plan of Merger are at least as favorable to us as could have been obtained from an unaffiliated third party.

     In connection with the Krane acquisition, KPI and Krane entered into a certain Amended and Restated Make-Well Agreement, dated as of March 15, 2002, pursuant to which KPI agreed to provide up to $500,000 of financial support to Krane for the benefit of LaSalle Bank National Association.

H.I.G. Consulting Agreement

     We have entered into an Amended and Restated Consulting Agreement, dated as of January 8, 2002, with H.I.G. Capital, LLC, an affiliate of H.I.G. Direct Marketing Holdings, pursuant to which H.I.G. Capital will provide us with management consulting and financial services through January 8, 2007. Pursuant to the Amended and Restated Consulting Agreement, H.I.G. Capital agreed to terminate the aggregate monthly fees of $37,500 payable by us contained in the original consulting agreement and that certain Consulting Agreement, dated as of May 16, 2000, by and between Krane and H.I.G. Capital in exchange for a one time $1.5 million cash payment by us to H.I.G. Capital, which amount will be payable by us when we raise additional capital.

     In addition, we have agreed to pay H.I.G. Capital investment banking fees equal to (i) 2.0% of the fair market value of any companies acquired by us, (ii) 2.0% of the consideration received by us upon the sale of all or substantially all of our stock or assets, and (iii) 1.0% of any funds raised by us pursuant to any future equity financings.

Management

     Since 1999, we have leased an aircraft from La Quinta Air Corp. for use by company executive officers. William F. Hay and Denise DuBarry-Hay are the principal stockholders of La Quinta Air Corp. On May 1, 2001, we entered into a five-year leasing arrangement with La Quinta AirCorp. with respect to a Westwind II airplane at a monthly cost of $29,966 plus routine maintenance, insurance and costs.

     We lease an automobile from La Quinta Air Corp. on a month-to-month basis for use by William F. Hay and Denise DuBarry-Hay at a monthly cost of $1,769.

     We lease residential property located at 78030 Coronados, La Quinta, California from William F. Hay and Denise DuBarry-Hay on a month-to-month basis at a monthly cost of $3,800. This property is used to house certain of our officers, directors and other business related guests. We believe this leasing arrangement is no less favorable to us than could be obtained in a transaction with an independent third party and these accommodations save our company substantial lodging expenses.

     We leased commercial office space located at 78-140 Calle Tampico, La Quinta, California, which is used as our principal executive offices, from William F. Hay and Denise DuBarry-Hay at a monthly cost of $22,362. The lease has a term of 20-years commencing on June 1, 2001. We believe this leasing arrangement is no less favorable to us than could be obtained in a transaction with an independent third party. In August 2002, William F. Hay and Denise DuBarry-Hay sold the building to an unrelated third party and the lease terms have remained the same.

     We have retained the services of the law firm Hall, Dickler, Kent, Goldstein & Wood, LLP. Ms. Linda Goldstein, who served as one of our directors from May 2002 to August 2002, is a partner of Hall, Dickler, Kent, Goldstein & Wood, LLP. During the three months ended June 30, 2002, we paid approximately $212,000 in legal fees in connection with this professional relationship.

     Certain of our directors are affiliated with H.I.G. Capital. Messrs. Sami W. Mnaymneh and Anthony A. Tamer are managing partners of H.I.G. Capital and Mr. John Bolduc is a managing director of H.I.G. Capital.

Compliance with Section 16 of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent (10%) of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written or oral representations from executive offices and directors, we believe all Section 16(a) filing requirements during fiscal 2002 were met.

Independent Auditors

     We employed Ernst & Young, LLP as our independent auditors during fiscal 2002. During fiscal 2002, we paid approximately $113,500 in fees in connection with Ernst & Young’s auditing services. There have been no disagreements with Ernst & Young, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, LLP, would have caused Ernst & Young, LLP to make a reference to the matter in their report. Representatives of Ernst & Young, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder Proposals

     U.S. Securities and Exchange Commission’s regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials require stockholders to deliver proposals they intend to present at our 2003 annual meeting to our principal executive office no later than June 10, 2003. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

By Order of the Board of Directors

/s/ WILLIAM F. HAY

WILLIAM F. HAY Chairman of the Board and Chief Executive Officer
October 8, 2002

PROXY

THANE INTERNATIONAL, INC.

78-140 CALLE TAMPICO, LA QUINTA, CALIFORNIA 92253

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kevin J. McKeon and Kandy Lee Allen (the “Proxies”), each with the power to appoint a substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side all the shares of common stock of Thane International, Inc. (the “Company”) held of record by the undersigned on October 4, 2002 at the Annual Meeting of Stockholders to be held on November 7, 2002 at 11:00 a.m., pacific standard time, at Thane International, Inc., 78-140 Calle Tampico, La Quinta, California, or any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please mark votes as in this example	This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR all director nominees.

		Nominees	FOR ALL
1.	To elect three directors as		WITHHELD FROM ALL
	Class I directors to serve for	(01) William F. Hay
	three (3) year terms	(02) Denise DuBarry-Hay
		(03) Dean Belbas	For all nominees except as noted

2.	At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: _________________________ Date: __________ Signature: _________________________ Date: __________